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     Because  the  electronic  format  of filing  Form  N-SAR  does not  provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Diversified Bond Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      6,953,533         0.43             15,588,577        14.53


     Class B      543,738           0.38             1,406,997         14.53


     Class C      757,969           0.38             1,911,260         14.53


     Class I      5,026,549         0.86             4,535,955         14.53